Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Outerwall Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the consolidated balance sheets of Outerwall Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015 refers to a change in the method for amortization of content library costs.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2015 contains an explanatory paragraph stating that the Company acquired Gazelle, Inc. (Gazelle) during 2015 and management excluded from its assessment of the effectiveness of Outerwall Inc.’s internal control over financial reporting as of December 31, 2015, Gazelle’s internal control over financial reporting associated with total assets of $24.0 million and total revenues of $13.3 million included in the consolidated financial statements of Outerwall Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Outerwall Inc. also excluded an evaluation of the internal control over financial reporting of Gazelle.

(signed) KPMG LLP

Seattle, Washington

June 1, 2016